Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RUBICON TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2023, AT 11:03 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6966265 8100
SR# 20233578221

Authentication: 204241666
Date: 09-26-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:03 AM 09/26/2023
FILED 11:03 AM 09/26/2023
SR 20233578221 - File Number 6966265

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
RUBICON TECHNOLOGIES, INC.

September 26, 2023

RUBICON TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

FIRST: The name of the Corporation is Rubicon Technologies, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 15, 2022 (the "Certificate of Incorporation").

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation (the "Amendment"), declaring the Amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration of the Amendment.

THIRD: The Amendment provides that the Corporation's Certificate of Incorporation shall be amended by inserting Subsection 4.13 at the end of ARTICLE IV, which shall read as follows:

> 4.13 Reverse Stock Split. Upon the filing (the "Effective Time") of the Certificate of Amendment to this Certificate of Incorporation pursuant to the Section 242 of the DGCL, each eight (8) shares of the Corporation's Class A Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of Class A Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to the Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

FOURTH: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[*signature page follows*]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the date first written above.

RUBICON TECHNOLOGIES, INC.

By: /s/ Philip Rodoni
Name: Philip Rodoni
Title: Chief Executive Officer